SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549



                               FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   October 30, 1996


                        STRAWBRIDGE & CLOTHIER
             (Exact name of registrant as specified in its charter)


   Pennsylvania             0-1308                    23-1131660
  (State or other (Commission File Number) (IRS Employer Identification No.) jurisdiction of incorporation)


                     801 Market Street
                 Philadelphia, Pennsylvania             19107-3199
             (Address of principal executive offices)   (Zip Code)


    Registrant's telephone number, including area code: (215) 629-6000

                                   (not applicable)
          (Former name or former address, if changed since last report)












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   Item 5.   Other Events.

             Reference is made to the Press Release dated October
   30, 1996, issued by Strawbridge & Clothier (the "Press
   Release"), attached as Exhibit 99.1, which is incorporated by reference herein.

             In the Press Release, Strawbridge & Clothier (the "Company") announced that its Board of Directors declared a cash dividend of $0.275 per share on Series A Common Stock and $0.25 per share on Series B Common Stock, payable on November 26, 1996 to shareholders of record on November 12, 1996.

             The Company also announced in the Press Release that it decided to postpone a partial distribution of shares of The May Department Stores Company ("May") which were received in the sale of its department store assets in July. It had previously been stated that the Company intended to make an initial partial distribution promptly after agreement had been reached with May on certain post-closing purchase price adjustments and that this was anticipated to occur by November 22, 1996.

             The Company decided to postpone the initial partial distribution of May shares in order to provide more time to line up substitute tenants or make other arrangements for three Clover stores which were not transferred to Kimco Realty Corporation or Kohl's Department Stores, Inc. The Company has been continuing to operate Clover stores in Mercerville, Penrose Plaza and Shore Mall.

             The Company is hopeful that an initial partial distribution of May shares will be made early in 1997. The Company intends to make a second partial distribution of May shares to its shareholders at the time of the transfer of any remaining assets to a liquidating trust, which will occur by July 18, 1997, and a final distribution of remaining May shares, if any, at the termination of the liquidating trust, which is estimated to occur by July 31, 1999.

             The Company's present estimate of the total number of May shares to be received for each outstanding Strawbridge & Clothier share is in the range of 0.37 to 0.41. This is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934 and there are a number of important factors that could cause actual results to differ from the estimate including the final agreement with May on the adjustment to the number of shares, the periods during which the Clover stores will continue to be operated, the ability to obtain substitute tenants, the amount of other liabilities to be paid in the liquidation and the amount to be received for assets which have not yet been sold. Accordingly, there can be no assurance that the estimated range will actually reflect the amount of May shares which the shareholders will be entitled to receive. The Company had estimated in the proxy statement which
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   was sent to shareholders in June a range of 0.41 to 0.45 of a
   May share for each outstanding Strawbridge & Clothier share.

        The Company is in the process of completing the voluntary dissolution of the Company pursuant to the Plan of Reorganization and Liquidation adopted by the shareholders on July 15, 1996. In connection with the liquidation, on July 18, 1996, the Company closed the sale to May of the real estate interests and other assets of its department store division, including inventory and accounts receivable, and the assumption of certain indebtedness and liabilities. The sale to May resulted in the Company receiving May shares based on an estimated net purchase price. The final purchase price is subject to adjustment based on the results of the closing balance sheet being prepared by parties. On August 28, 1996, the Company closed the sale to Kimco Realty Corporation and Kohl's Department Stores, Inc. of certain real estate interests and certain other assets of the Clover discount store division and the assumption of certain Clover liabilities. The Company is currently in the process of disposing of certain its remaining assets and satisfying the remaining liabilities and is continuing to operate three Clover stores.

        As a final step in the liquidation, the Company may transfer any remaining assets, including May shares, to a liquidating trust to be held as a contingency reserve. Such transfer to the liquidating trust, if any, will occur by July 18, 1997. The liquidating trust will succeed to all of the then remaining assets of the Company including the contingency reserve, and any liabilities of the Company. The sole purpose of the liquidating trust will be to liquidate on terms satisfactory to the liquidating trustee and to distribute any assets in the trust after paying any remaining liabilities. The shareholders of the Company at the time of the establishment of the liquidating trust will be the beneficiaries of any distributions from the liquidating trust. The liquidating trust will terminate upon the first to occur of (i) the complete distribution of the liquidating trust's assets or (ii) the expiration of two years from the date of transfer of the Company's assets to the liquidating trust.



   Item 7.   Financial Statements and Exhibits.

        (c)  The following exhibit is filed with this report:

             99.1 Press Release dated October 30, 1996, issued by
                  Strawbridge & Clothier





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                               SIGNATURE


             Pursuant to the requirements of the Securities
   Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 STRAWBRIDGE & CLOTHIER


                                 By:  /s/Thomas S. Rittenhouse
                                      Thomas S. Rittenhouse
                                      Vice President




   Dated:  October 31, 1996

































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                             Exhibit Index


   Exhibit        Description


    99.1          Press Release, dated October 30, 1996, issued by
                  Strawbridge & Clothier













































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